As filed with the Securities and Exchange Commission on March 6, 2008

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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North Penn Bancorp, Inc.

(Exact name of registrant as specified in its charter)

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Pennsylvania	26-0261305
(State or other jurisdiction of incorporation or organization)	(IRS. Employer Identification No.)

216 Adams Avenue

Scranton, Pennsylvania 18503

(570) 344-6113

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frederick L. Hickman

President and Chief Executive Officer

216 Adams Avenue

Scranton, Pennsylvania 18503

(570) 344-6113

 (Name, address, including zip code, and telephone number,

Including area code, of agent for service)

copies to: Aaron M. Kaslow, Esq. Muldoon Murphy & Aguggia LLP 5101 Wisconsin Avenue, N.W. Washington, D.C. 20016 (202) 362-0840

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.10 per share	80,000	$8.50	$680,000	$27

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(1)

Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee.  Based on the average of high and low prices reported on the OTC Bulletin Board as of February 20, 2008 pursuant to Rule 457(c).

PROSPECTUS

NORTH PENN BANCORP, INC.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Common Stock, Par Value $0.10 Per Share

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This prospectus relates to shares of common stock, par value $0.10 per share, of North Penn Bancorp, a Pennsylvania corporation, which may be offered and sold from time to time pursuant to the terms of the North Penn Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan.

The Plan provides participants with a convenient and economical method for investing cash dividends paid on our common stock in additional shares of our common stock. Participants also will be able to buy additional shares with optional cash payments (maximum: $10,000 per quarter).  This prospectus describes and constitutes our Dividend Reinvestment and Stock Purchase Plan.

Shares of common stock will be (i) purchased on the open market, (ii) purchased directly from North Penn Bancorp from authorized but unissued shares or (iii) purchased directly from North Penn Bancorp from treasury shares.

You may enroll in the Dividend Reinvestment and Stock Purchase Plan by completing the enclosed enrollment card and returning it to the plan administrator.  We have appointed our stock transfer agent, Registrar and Transfer Company, to serve as the plan administrator.

Shares of our common stock are traded on the OTC Bulletin Board under the symbol “NPBP.OB.”  On February 20, 2008, the closing price of our common stock was $8.50.

We have registered 80,000 shares of our common stock for sale under the Plan. You should keep this prospectus for future reference.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares offered are our equity securities and are not savings accounts, deposits or other obligations of any bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

The date of this prospectus is March 6, 2008

TABLE OF CONTENTS

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ABOUT THIS PROSPECTUS 3
NORTH PENN BANCORP, INC. 3
RISK FACTORS 3
DESCRIPTION OF THE PLAN 3
USE OF PROCEEDS 11
LEGAL MATTERS 11
EXPERTS 11
FORWARD-LOOKING STATEMENTS 12
INDEMNIFICATION 12
WHERE YOU CAN FIND MORE INFORMATION 12

We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. The Plan is not available to any person to whom we may not legally offer it. The date of this prospectus is March 6, 2008. You should not assume that the information in this prospectus is still accurate as of any later date.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission relating to the offer and sale of shares of our common stock for the accounts of participants in our Dividend Reinvestment and Stock Purchase Plan. This prospectus provides you with the terms of the Plan. The registration statement can be read at the Securities and Exchange Commission Web site or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state or jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our” or similar references mean North Penn Bancorp and its subsidiaries.

NORTH PENN BANCORP, INC.

North Penn Bancorp, Inc. is the holding company for North Penn Bank.  Our common stock is quoted on the OTC Bulletin Board under the symbol “NPBP.OB.”  The Bank operates from five offices under a state savings bank charter and provides financial services to individuals and corporate customers primarily in Northeastern Pennsylvania.  The Bank’s primary deposit products are savings and demand deposit accounts and certificates of deposit.  Its primary lending products are real estate, commercial and consumer loans.

Our main office is located at 216 Adams Avenue, Scranton, PA 18503, and our telephone number is (570) 344-6113.

RISK FACTORS

There are risks and uncertainties involved with an investment in shares of our common stock.  See the “Risk Factors” sections of our annual reports on Form 10-KSB or 10-K and quarterly reports on Form 10-QSB or 10-Q, which we file with the Securities and Exchange Commission and incorporate by reference into this prospectus, for a discussion of the factors that should be considered in connection with such an investment.

DESCRIPTION OF THE PLAN

This Dividend Reinvestment and Stock Purchase Plan (Plan) was adopted on February 26, 2008.  The Plan will be in effect until amended, altered or terminated.  We have reserved 80,000 shares of our common stock for issuance and sale under the Plan pursuant to this prospectus.  The Plan is set forth below as a series of questions and answers explaining its significant aspects.

PURPOSE AND ADVANTAGES

1.

What is the purpose of the Plan?

The purpose of the Plan is to provide participants with a simple and convenient method of reinvesting cash dividends paid on shares of our common stock and buying additional shares of our common stock without paying brokerage commissions.  Also, the Plan provides us with a source of funds when the shares bought by Registrar and Transfer Company for participants are bought directly from us.

2.

What are the advantages of the Plan?

The Plan provides participants with the opportunity to reinvest cash dividends paid on all of their shares of our common stock in additional shares of our common stock (see Question 14).  In addition, the Plan provides the following advantages:

•

The Plan provides participants with the opportunity to make quarterly investments of optional cash deposits or automatic bank withdrawals, subject to minimum and maximum amounts, for the purchase of additional shares of our common stock (see Question 14).

•

No brokerage commissions are paid by participants in connection with any purchase of shares made under the Plan.

•

All cash dividends paid on participants’ shares can be fully invested in additional shares of our common stock because the Plan permits fractional shares to be credited to Plan accounts.  Dividends on such fractional shares, as well as on whole shares, also will be reinvested in additional shares, which will be credited to Plan accounts.

•

Periodic statements reflecting all current activity, including share purchases and latest Plan account balance, simplify participants’ record keeping.

•

The Plan Administrator provides for the safekeeping of stock certificates for shares credited to each Plan account.

PLAN ADMINISTRATION

3.

Who administers the Plan for participants?

Registrar and Transfer Company, Cranford, New Jersey, our stock transfer agent (hereinafter referred to as the “Plan Administrator”), administers the Plan for participants by maintaining records, sending account statements to participants and performing other duties relating to the Plan. Shares of common stock purchased under the Plan are registered in the name of the Plan Administrator’s nominee and are credited to the accounts of the participants in the Plan. The Plan Administrator acts in the capacity as agent for participants in the Plan.  We may replace the Plan Administrator at any time within our sole discretion.

The Plan Administrator can be contacted at 10 Commerce Drive, P.O. Box 664, Cranford, New Jersey 07016, Attn: Dividend Reinvestment Department, online at www.rtco.com, or by calling (800) 368-5948.

PARTICIPATION

4.

Who is eligible to participate?

All holders of record of at least 25 shares of common stock of North Penn Bancorp are eligible to participate in the Plan. Beneficial owners of shares of common stock whose shares are registered in names other than their own may participate by requesting their broker or nominee to transfer their shares into their own name or requesting that the broker or nominee enroll in the Plan on their behalf. The right to participate in the Plan is not transferable to another person apart from a transfer of a Participant’s shares of common stock of North Penn Bancorp. Stockholders who reside in jurisdictions in which it is unlawful for a stockholder to participate in the Plan are not eligible to participate in the Plan.  Beneficial owners whose shares are registered in names other than their own (for example, in the name of a broker, bank or other nominee) and who wish to participate in the Plan must become owners of record of at least 25 shares.  Beneficial owners must have at least 25 shares transferred into their names in order to participate.  Only shares held in the name of the beneficial owner may participate in the Plan.

5.

How does an eligible stockholder participate?

To participate in the Plan, a stockholder of record must complete an Authorization Form and return it to the Plan Administrator. Copies of the Authorization Form may be obtained at any time by written request to the Registrar and Transfer Company, 10 Commerce Drive, P.O. Box 664, Cranford, New Jersey 07016, Attn: Dividend Reinvestment Department, online at www.rtco.com, or by calling (800) 368-5948.

6.

When may an eligible stockholder join the Plan?

An eligible stockholder of record may enroll in the Plan at any time. If the Authorization Form is received by the Plan Administrator no fewer than five (5) business days before the record date for a dividend payment, and the participant elects to reinvest the dividends in shares of North Penn Bancorp common stock, such reinvestment of dividends will begin with that dividend payment. Please note that the Plan does not represent any change in our dividend policy or a guarantee of the payment of any future dividends.

7.

What does the Authorization Form provide?

The Authorization Form allows you to indicate how you wish to participate in the Plan by checking the appropriate box.  You may indicate which of the following investment options you choose:

(a)

Full Dividend Reinvestment directs us to pay the Plan Administrator for reinvestment in accordance with the Plan all the cash dividends on all of the shares of our common stock then or subsequently owned by participants and also permits participants to make optional cash payments for the purchase of additional shares of our common stock in accordance with the Plan; or

(b)

Additional Cash Payment Only permits participants to make optional cash payments for the purchase of additional shares of our common stock in accordance with the Plan, without participation in dividend reinvestment.

Participants may select either of the two options.  If the dividend reinvestment option is chosen, dividends will be reinvested on a cumulative basis on all the shares held of record by the participant and on all Plan shares held in the Plan account, until the participant specifies otherwise or withdraws from the Plan altogether, or until the Plan is terminated.

The Authorization Form permits a stockholder who wishes to make optional cash purchases to do so by automatic withdrawals from a personal bank account.  The Authorization Form also appoints the Plan Administrator as agent for each participant and directs the Plan Administrator to apply cash dividends and any optional cash payments a participant might make to the purchase of shares of our common stock in accordance with the terms of the Plan.

8.

May a stockholder have dividends reinvested under the Plan with respect to less than all of the shares of common stock registered in that stockholder’s name?

No. Participants may only have dividends reinvested with respect to all of the shares of our common stock registered in that stockholder’s name.

OPTIONAL CASH PAYMENTS

9.

How do optional cash payments work?

If a stockholder participant chooses to participate by optional cash payments, the Plan Administrator will apply any optional cash payment received by the Plan Administrator from the participant to the purchase of shares of our common stock for the participant’s account.  If the participant has elected the dividend reinvestment option, dividends payable on shares of our common stock purchased with optional cash payments will be automatically reinvested in shares of our common stock.

The intended purpose of the Plan is meant to preclude any person, organization, or other entity from establishing a series of related accounts for the purpose of conducting arbitrage operations and/or exceeding the optional cash payment limit.

10.

How are optional cash payments made?

An initial optional cash payment may be made by participants when enrolling by enclosing a check for not less than $250 nor more than $10,000 with the Authorization Form.  Optional cash payments may be made by sending a personal check, drawn from a U.S. bank in U.S. currency payable to Registrar and Transfer Company.  Thereafter, optional cash payments may be made each quarter by either: (1) sending to the Plan Administrator the participant’s check for not less than $250 nor more than $10,000, together with the account identification stub furnished by the Plan Administrator; or (2) automatic withdrawals from a bank account in an amount not less than $250 or more than $10,000.

The election to make optional cash payments is available to each participant at any time.  Optional cash payments by participants must be at least $250 per calendar quarter and cannot exceed a total of $10,000 in any quarter.  The same amount of money need not be sent each quarter and there is no obligation to make an optional cash payment at any time.

11.

When will optional cash payments received by the Plan Administrator be invested?

Optional cash payments will be invested on the Investment Date as defined in Question 12 below.  Since no interest will be paid by us or the Plan Administrator on optional cash payments, participants are urged to make optional cash payments shortly before the Investment Date.  Optional cash payments of at least $250 and not more than $10,000 must be received at least five (5) business days and not more than thirty (30) calendar days before the Investment Date.  It is currently anticipated that automatic withdrawals to make optional cash payments will be made on the 10th day of January, April, July or October, or if that day is not a business day, on the next business day.

Participants may request in writing that the Plan Administrator return all or a portion of their uninvested optional cash payments at any time up to two (2) business days before the Investment Date.  Optional cash payments do not constitute deposits or savings accounts and are not insured by the FDIC or any government agency.

PURCHASES

12.

How will purchases be made?

Shares of common stock of North Penn Bancorp needed to fund the Plan may be:

(i)

acquired by the Plan Administrator on the open market;

(ii)

issued directly by North Penn Bancorp from authorized but unissued shares;

(iii)

issued directly by North Penn Bancorp from treasury shares; or

(iv)

through a combination of (i) through (iii), above.

Open market purchases under the Plan will be made during each calendar quarter on each “Investment Date,” which will be the first business day following a dividend payment date or as soon as practicable thereafter. Purchases of shares of common stock will be made at the direction of the Plan Administrator or its selected broker/dealer. Such purchases will be made in accordance with applicable state and federal securities laws and regulations. No interest or earnings will be paid by the Plan Administrator on dividend payments pending their investment in shares of North Penn Bancorp common stock.

To the extent we fund the Plan with shares of our common stock issued directly by us from authorized but unissued shares or treasury shares, the dividends payable to participants will be retained by us as consideration for such shares.

In the event applicable law or the closing of the securities markets requires temporary curtailment or suspension of open market purchases of the shares of North Penn Bancorp common stock, the Plan Administrator is not accountable for its inability to make purchases at such time. If shares of North Penn Bancorp common stock are not available for purchase for a period longer than 30 days from the prior dividend payment date, the Plan

Administrator will promptly mail to each participant a check in the amount of any unapplied funds in the participant’s account.

13.

How many shares of common stock will be purchased for participants?

The number of shares that will be purchased for each participant on any dividend payment date will depend on the amount of the participant’s cash dividend and the purchase price of the shares of North Penn Bancorp common stock. Each participant’s account will be credited with that number of shares (including fractional shares computed to four (4) decimal places) equal to the total amount to be invested, divided by the applicable purchase price (also computed to four (4) decimal places).

14.

What will be the price of shares of common stock purchased under the Plan?

In making purchases of shares of North Penn Bancorp common stock for a participant’s account associated with each Investment Date, the Plan Administrator will commingle the participant’s funds with those of other participants under the plan. With respect to shares purchased on the open market, the price of shares of North Penn Bancorp common stock purchased for participants under the Plan with reinvested dividends on their shares of common stock for each Investment Date will be equal to the average price of all shares of the common stock purchased on the Investment Date by the Plan Administrator on behalf of the Plan. With respect to shares purchased directly from North Penn Bancorp, the price of such shares will be the closing price of shares of common stock of North Penn Bancorp as quoted on the OTC Bulletin Board as of the close of business on the business day immediately preceding the applicable Investment Date. The Plan Administrator shall have no responsibility with respect to the market value of the shares of North Penn Bancorp common stock acquired under the Plan for Participant Accounts. North Penn Bank will bear all costs of administering the Plan, except as described under Question 16 below.

15.

How are dividends on shares purchased through the Plan applied?

The purpose of the Plan is to provide the participant with a convenient method of purchasing shares of common stock and to have the dividends on those shares reinvested. Accordingly, dividends paid on shares held in the Plan will be automatically reinvested in additional shares of common stock unless and until the participant elects in writing to terminate participation in the Plan.

COST TO PARTICIPANTS

16.

Are there any expenses to participants in connection with purchases under the Plan?

No. Participants will make purchases of shares of common stock under the Plan without the payment of brokerage commissions, and we will pay all fees in connection with purchases of shares of North Penn Bancorp common stock under the Plan, except for costs associated with the actual purchase price of the shares of common stock purchased on the Investment Date. There are no service charges to participants in connection with purchases of shares of common stock under the Plan. All costs of administration of the Plan are paid by us.

However, there will be a $10 fee if a participant requests to withdraw from the Plan. A certificate will be issued for all whole shares and a check will be issued for the cash payment to be made for any fraction of a share. In addition, if a participant requests the Plan Administrator to sell his or her shares in the event of his or her withdrawal from the Plan, the participant will pay the applicable brokerage commission associated with the sale of such shares, any required transfer tax, and applicable service charges. There is also a $15 fee to sell shares under the Plan (see Question 20 below).

REPORTS TO PARTICIPANTS

17.

How will participants be advised of their purchases of shares of common stock?

As soon as practicable after each purchase, each participant will receive an account statement from the Plan Administrator. These statements are the participant’s continuing record of the purchase price of the shares of North Penn Bancorp common stock acquired and the number of shares acquired, and should be retained for tax purposes.

Participants also will receive, from time to time, communications sent to all record holders of the shares of North Penn Bancorp common stock.

DIVIDENDS

18.

Will participants be credited with dividends on shares held in their account under the Plan?

Yes. The participant’s account will be credited with dividends paid on whole shares and fractional shares credited to the participant’s account. The Plan Administrator will automatically reinvest the cash dividends received for the purchase of additional shares of North Penn Bancorp common stock.

STOCK CERTIFICATES

19.

Will stock certificates be issued for shares of common stock purchased?

The Plan Administrator will hold all shares of common stock purchased under the Plan in the name of its nominee. Normally, certificates for shares of North Penn Bancorp common stock purchased under the Plan will not be issued to participants. The number of shares credited to an account under the Plan will be shown on the participant’s account statement.

The Participant may receive certificates for whole shares accumulated in his or her account under the Plan by sending a written request to the Plan Administrator. Participants may request periodic issuance of certificates for all full shares in the account. When certificates are issued to the participant, future dividends on such shares will be reinvested in additional shares of common stock. Any undistributed shares will continue to be reflected in the participant’s account. No certificates representing fractional shares will be issued.

The Participant’s rights under the Plan and shares credited to the account of the participant under the Plan may not be pledged. A participant who wishes to pledge such shares must request that certificates for such shares be issued in his or her name.

Accounts under the Plan are maintained in the names in which the certificates of participants were registered at the time they entered the Plan. Additional certificates for whole shares will be similarly registered when issued.

SALE OF SHARES FROM THE PLAN

20.

How does a participant sell shares from the Plan?

A participant may request that any or all of the shares credited to his or her account be sold by the Plan Administrator. If such sale is requested, the sale will be made for the account of the participant by the Plan Administrator’s broker within ten business days after receipt of the request at the prevailing market price at the time of such sale. Within ten business days after the sale, the participant will receive from the Plan Administrator a check for the proceeds of the sale less the $15 liquidation fee, any applicable brokerage commission and any transfer tax. The signature on any request for sales of $10,000 or higher must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents’ Medallion Program.

Because the Plan Administrator will sell the shares on behalf of the Plan, neither North Penn Bancorp nor any participant in the Plan has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan, and you will bear the market risk associated with fluctuations in the price of North Penn Bancorp common stock. Accordingly, if you send in a request to sell shares, it is possible that the market price of North Penn Bancorp common stock could go down or up before the broker sells your shares.

WITHDRAWAL FROM THE PLAN

21.

How does a participant withdraw from the Plan?

A participant may withdraw from the Plan at any time by sending a written withdrawal notice to the Plan Administrator and including payment of the $10.00 termination fee. Notice received after a particular dividend record date will be effective following the payment date of such dividend (see Question 5 for the full name and address of the Plan Administrator). When a participant withdraws from the Plan or upon termination of the Plan by North Penn Bancorp, certificates for whole shares credited to the participant’s account under the Plan will be issued and a cash payment will be made for any fraction of a share (see Question 19).

Upon withdrawal from the Plan, the participant also may request that all of the shares credited to his or her account be sold by the Plan Administrator. If such sale is requested, the sale will be made for the account of the participant by the Plan Administrator’s broker within ten business days after receipt of the request at the prevailing market price at the time of such sale. Within ten business days after the sale, the participant will receive from the Plan Administrator a check for the proceeds of the sale less the $15 liquidation fee, any applicable brokerage commission and any transfer tax. The signature on any request for sales of $10,000 or higher must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents’ Medallion Program.

22.

What happens to a fraction of a share when a participant withdraws from the Plan?

When a participant withdraws from the Plan, a cash adjustment representing the value of any fraction of a share then credited to the participant’s account will be mailed directly to the participant. The cash adjustment will be based on the closing price of the shares of common stock on the date on which the termination is processed by the Plan Administrator. In no case will certificates representing a fractional share interest be issued.

ADDITIONAL SERVICES

23.

Safekeeping of Shares

As an additional service to the Plan participants, you may deposit certificates for shares of North Penn Bancorp common stock held by you with the Plan Administrator for safekeeping.  If you wish to use this service, you should send your stock certificates to the Plan Administrator at the address set forth in Question 5.  A service fee of $5 is charged by the Plan Administrator for each deposit of one or more certificates.  A personal check for $5, drawn from a U.S. bank in U.S. currency, made payable to Registrar and Transfer Company must accompany the request.  Delivery of certificates is at your risk and, for delivery by mail, insured registered mail with return receipt requested is recommended.  The receipt of any shares delivered for safekeeping will be shown on your account statement.  Participating stockholders may withdraw their shares from the Plan Administrator’s custody at any time by requesting in writing that a certificate be issued for some or all of the full shares held by it.

OTHER INFORMATION

24.

What happens when a participant’s record ownership of shares of common stock is less than 25 shares as of a dividend record date?

If a participant disposes of shares of common stock registered in his or her name (including shares credited to his or her account under the Plan) so that the total number of shares held under the Plan in the name of the participant is less than 25 shares, the Plan Administrator will discontinue the reinvestment of cash dividends on the shares credited to the participant’s account under the Plan, or otherwise, until such participant’s record ownership of shares increases to at least 25 shares in the aggregate. All applicable dividends will be paid in the form of cash until such participant’s stock ownership under the Plan increases to at least 25 shares. If following a disposition of stock, a participant’s aggregate record ownership of the shares of common stock contains less than 25 shares of common stock, then at our election, a certificate will be issued for the full shares in the account, a cash payment will be made for any fractional shares, any uninvested cash balance in the account will be paid to the participant, and the account will be terminated.

25.

What happens if North Penn Bancorp issues a stock dividend, declares a stock split or makes a rights offering?

Any shares representing stock dividends or stock splits distributed by North Penn Bancorp on shares credited to the account of a participant under the Plan will be added to the participant’s account. Shares representing stock dividends or split shares distributed on shares registered in the name of the participant will be mailed directly to such participant in the same manner as to stockholders who are not participating in the Plan. In the event North Penn Bancorp makes a rights offering of any of its securities to holders of common stock, participants in the Plan will be notified by North Penn Bancorp in advance of the commencement of the offering. Participants should instruct the Plan Administrator to transfer whole plan shares into their own names prior to the record date for such offering if they wish to exercise such rights. If no such instructions are received by the Plan Administrator prior to such record date, then such rights shall terminate with respect to both the participant and the Plan Administrator.

26.

How will a participant’s shares held under the Plan be voted at meetings of stockholders?

Shares credited to the account of a participant under the Plan (other than fractional shares) will be automatically added to the shares covered by the proxy sent to the stockholder with respect to his or her other shares in North Penn Bancorp and may be voted by such holder pursuant to such proxy. The Plan Administrator will forward any proxy solicitation materials relating to the shares of common stock held by the Plan to the participating stockholder.

Where no instructions are received from a participant with respect to a participant’s shares held under the Plan, or otherwise, such shares shall not be voted unless the participant votes such shares in person.

27.

What are the income tax consequences of participation in the Plan?

In general, a participant in the Plan has the same Federal and state income tax obligations with respect to dividends credited to his or her account under the Plan as other holders of shares of common stock who elect to receive cash dividends directly. A participant is treated for income tax purposes as having received, on the dividend payment date, a dividend in an amount equal to the fair market value of the shares of common stock credited to his or her account under the Plan, even though that amount was not actually received by the participant in cash, but, instead, was applied to the purchase of additional shares for his or her account. In addition, any brokerage commissions and service charges paid by North Penn Bancorp on behalf of the participant are deemed to constitute dividend income by the Internal Revenue Service. Such amounts, if any, will be included on any annual information return filed with the Internal Revenue Service, a copy of which will be sent to the participant.

The cost basis of each share of common stock credited to a participant’s account pursuant to the dividend reinvestment aspect of the Plan is the fair market value of the shares of North Penn Bancorp common stock on the Investment Date, and the holding period for such shares begins on the day following the Investment Date. The receipt by a participant of certificates representing whole shares previously credited to his or her account under the Plan upon withdrawal from the Plan or pursuant to the request of the participant will not result in the recognition of taxable income. A participant will recognize a gain or loss when shares are sold on behalf of the participant upon withdrawal from the Plan or when the participant sells shares after the participant’s withdrawal from the Plan.

All participants are advised to consult with their own tax advisors to determine the particular tax consequences that may result from their participation in the Plan and the subsequent sale by them of shares purchased pursuant to the Plan.

28.

What are the responsibilities of North Penn Bancorp under the Plan?

North Penn Bancorp, and the Plan Administrator in administering the Plan, will not be liable for any act done in good faith or for the good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death or judicially declared incompetence or with respect to the prices at which shares are purchased for the participant’s account, and the times when such purchases are made, with respect to any loss or fluctuation in the market value after purchase of shares, or with respect to any sales of shares of common stock made under the Plan on behalf of the participant.

North Penn Bancorp shall interpret the Plan; all such interpretations and determinations made by us shall be conclusive. The terms and conditions of the Plan, the Authorization Form, the Plan’s operation, and a Participant’s account will be governed by the laws of the Commonwealth of Pennsylvania and the Rules and Regulations of the Securities and Exchange Commission. The terms of the Plan and the Authorization Form cannot be changed by oral agreement.

29.

Who bears the risk of market price fluctuations in the shares of common stock?

A participant’s investment in shares acquired under the Plan is no different from direct investment in shares of common stock of North Penn Bancorp. The participant bears the risk of loss and realizes the benefits of any gain from market price changes with respect to all such shares held in the Plan, or otherwise. Neither North Penn Bancorp nor the Plan Administrator makes any representations with respect to the future value of the shares of North Penn Bancorp common stock purchased under the Plan. The participant should recognize that North Penn Bancorp, the Plan Administrator and related parties cannot assure the participant of realizing any profits or protect the participant against a loss related to investment in the shares of North Penn Bancorp common stock purchased or sold under the Plan.  The shares of common stock purchased in accordance with the Plan do not constitute savings accounts or deposits issued by a savings institution or bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

30.

May the Plan be changed or discontinued?

The Plan may be amended, suspended, modified or terminated at any time by our Board of Directors without the approval of the participants. Thirty (30) calendar days notice of any suspension, termination or amendment or modification that would have a material adverse effect on the participants’ rights under the Plan will be sent to all participants, who shall at all times have the right to withdraw from the Plan.

North Penn Bancorp or the Plan Administrator may terminate a stockholder’s individual participation in the Plan at any time by written notice to the stockholder. In such event, the Plan Administrator will request instructions from the participant for disposition of the shares in the account. If the Plan Administrator does not receive instructions from the participant, it will send the participant a certificate for the number of full shares held for the participant under the Plan and a check for any fractional share.

USE OF PROCEEDS

To the extent shares of common stock used to fund the Dividend Reinvestment and Stock Purchase Plan are purchased on the open market, there will be no proceeds to us from the purchase of shares.  The net proceeds to us from the sale of newly issued shares of common stock issued under the Plan will be used for general corporate purposes, which may include investments at the holding company level, investments in or extensions of credit to our banking subsidiary and possible acquisitions. The precise amounts and timing of the application of net proceeds will depend upon our funding requirements and availability of other funds.

LEGAL MATTERS

The legality of the issuance of the shares of common stock offered hereby has been passed upon for North Penn Bancorp by Muldoon Murphy and Aguggia LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of North Penn Bancorp, Inc. for the years ended December 31, 2006 and 2005, and for each year then ended, which are incorporated by reference in this prospectus by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2006, have been incorporated herein in reliance upon the report of McGrail Merkel Quinn & Associates, independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

FORWARD-LOOKING STATEMENTS

North Penn Bancorp, Inc. makes forward-looking statements in this prospectus and the documents incorporated into it by reference.  These forward-looking statements may include: statements of goals, intentions and expectations; estimates of risks and of future costs and benefits; assessments of probable loan losses; assessments of market risk; and statements of the ability to achieve financial and other goals.  Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements.  Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements and future results could differ materially from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit and loan products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; our ability to retain key members of management; changes in legislation, regulation, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties.  We provide greater detail regarding some of these factors in our Form 10-KSB for the year ended December 31, 2006, including in the Risk Factors section of that report.  Our forward-looking statements may also be subject to other risks and uncertainties, including those that we may discuss elsewhere in other documents we file with the SEC from time to time.

INDEMNIFICATION

Our directors and executive officers are entitled to indemnification as expressly permitted by the provisions of the Pennsylvania Business Corporation Law, as amended, and our Articles of Incorporation. We also have directors’ and officers’ liability insurance, which provides, in general, insurance to our directors and officers against loss by reason of any of their wrongful acts, subject to the terms and conditions of the policy. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC.  You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.  Our public filings are also available on the Internet site maintained by the SEC (www.sec.gov).

We have filed with the SEC a Registration Statement on Form S-3 that registers the shares of our common stock being offered pursuant to this prospectus.  This prospectus is part of that Registration Statement.  The Registration Statement, including the exhibits, contains additional relevant information about us and our common stock.  The rules and regulations of the SEC allow us to omit certain information included in the Registration Statement from this prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document.

The following documents, which we filed with the SEC (File No. 0-52839), are incorporated by reference in this prospectus:

•

Annual Report on Form 10-KSB for the year ended December 31, 2006;

•

Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007; and

•

Current Reports on Form 8-K filed on February 28, 2007, April 27, 2007, June 5, 2007, August 16, 2007 and January 4, 2008 (in each case other than those portions furnished under Item 2.02 or 8.01 of Form 8-K).

We also incorporate by reference additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the Plan; provided, however, that we are not incorporating any information deemed furnished and not filed in any Current Report on Form 8-K.  Any statement in this prospectus or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference herein (other than exhibits to the documents unless the exhibits are specifically incorporated in this prospectus by reference).  Your request should be directed to the Corporate Secretary, North Penn Bancorp, Inc., 216 Adams Avenue, Scranton, Pennsylvania 18503 (telephone number is (570) 344-6113).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.

Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of fees and expenses which may be incurred by the Company in connection with the issuance and distribution of shares of common stock pursuant to the prospectus contained in this Registration Statement and which will be paid by the Company.

Securities and Exchange Commission registration fee	$27
Accounting fees and expenses	1,000
Legal fees and expenses	5,000
Printing	1,000
Miscellaneous expenses	1,000
Total	$8,027

Item 15.

Indemnification of Directors and Officers.

The Articles of Incorporation of North Penn Bancorp provide as follows:

Article 10.

Indemnification, etc. of Officers, Directors, Employees, and Agents.

A.

Persons.  The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, including actions by or in the right of the Company, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

B.

Extent - Derivative Actions.  In the case of a threatened, pending, or completed action or suit by or in the right of the Company against a person named in paragraph A by reason of such person holding a position named in paragraph A, the Company shall indemnify such person if such person satisfies the standard in paragraph C, for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit.

C.

Standard — Derivative Suits.  In the case of a threatened, pending, or completed action or suit by or in the right of the Company, a person named in paragraph A shall be indemnified only if:

1.

such person is successful on the merits or otherwise; or

2.

such person acted in good faith in the transaction that is the subject of the suit or action, and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, including, but not limited to, the taking of any and all actions in connection with the Company’s response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article 13 of these Articles) not approved by the Board of Directors.  However, such person shall not be indemnified in respect of any claim, issue, or matter as to which such person has been adjudged liable to the Company unless (and only to the extent that) the court of common pleas or the court in which the suit was brought shall determine, upon application, that despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

D.

Extent — Nonderivative Suits.  In case of a threatened, pending, or completed suit, action, or proceeding (whether civil, criminal, administrative, or investigative), other than a suit by or in the right of the Company, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of such person holding a position named in paragraph A, the Company shall indemnify such person if such person satisfies the standard in paragraph E, for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys’ fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

E.

Standard — Nonderivative Suits.  In case of a nonderivative suit, a person named in paragraph A shall be indemnified only if:

1.

such person is successful on the merits or otherwise; or

2.

such person acted in good faith in the transaction that is the subject of the nonderivative suit and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, including, but not limited to, the taking of any and all actions in connection with the Company’s response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article 13 of these Articles) not approved by the Board of Directors and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person’s conduct was unlawful.  The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this paragraph E.2.

F.

Determination That Standard Has Been Met.  A determination that the standard of paragraph C or E has been satisfied may be made by a court, or, except as stated in paragraph C.2 (second sentence), the determination may be made by:

1.

the Board of Directors by a majority vote of a quorum consisting of directors of the Company who were not parties to the action, suit, or proceeding;

2.

if such a quorum is not obtainable or if obtainable and a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

3.

the shareholders of the Company.

G.

Proration.  Anyone making a determination under paragraph F may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

H.

Advancement of Expenses.  Reasonable expenses incurred by a director or officer of the Company in defending a civil or criminal action, suit, or proceeding described in Article 10.A may be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Company.

I.

Other Rights.  The indemnification and advancement of expenses provided by or pursuant to this Article 10 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of shareholders or directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such person.

J.

Insurance.  The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Article 10.

K.

Security Fund; Indemnity Agreements.  By action of the Board of Directors (notwithstanding their interest in the transaction), the Company may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees, and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article 10.

L.

Modification.  The duties of the Company to indemnify and to advance expenses to any person as provided in this Article 10 shall be in the nature of a contract between the Company and each such person, and no amendment or repeal of any provision of this Article 10, and no amendment or termination of any trust or other fund created pursuant to Article 10.K hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal, or termination.

M.

Proceedings Initiated by Indemnified Persons.  Notwithstanding any other provision in this Article 10, the Company shall not indemnify a director, officer, employee, or agent for any liability incurred in an action, suit, or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit, or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

N.

Savings Clause.  If this Article 10 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each director, officer, employee, and agent of the Company as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Company to the fullest extent permitted by any applicable portion of this Article 10 that shall not have been invalidated and to the fullest extent permitted by applicable law.

If the laws of the Commonwealth of Pennsylvania are amended to permit further indemnification of the directors, officers, employees, and agents of the Company, then the Company shall indemnify such persons to the fullest extent permitted by law.  Any repeal or modification of this Article by the shareholders of the Company shall not adversely affect any right or protection of a director, officer, employee, or agent existing at the time of such repeal or modification.

North Penn Bancorp also maintains directors and officers insurance to insure its directors and officers and the directors and officers of its subsidiaries against certain liabilities.

Item 16.

Exhibits

5.0

Opinion of Muldoon Murphy & Aguggia LLP

23.1

Consent of Muldoon Murphy & Aguggia LLP (included in Exhibit 5.0)

23.2

Consent of McGrail Merkel Quinn & Associates.

24.0

Power of attorney (contained in signature page)

Item 17.

Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scranton, Commonwealth of Pennsylvania, on the 26th day of February, 2008.

NORTH PENN BANCORP, INC.

By:	/s/ Frederick L. Hickman
Frederick L. Hickman
President and Chief Executive Officer

POWER OF ATTORNEY

We the undersigned directors and officers of North Penn Bancorp, Inc. (the “Corporation”) do hereby severally constitute and appoint Frederick L. Hickman and Glenn J. Clark true and lawful attorneys and agents to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which Frederick L. Hickman and Glenn J. Clark may deem necessary or advisable to enable the Corporation to comply with the Securities Act of 1933 in connection with the Registration Statement on Form S-3 relating to the offering of the Corporation’s common stock, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that Frederick L. Hickman and Glenn J. Clark shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

NAME	TITLE	DATE

/s/ FREDERICK L. HICKMAN	President, Chief Executive Officer and Director (principal executive officer)	February 26, 2008
Frederick L. Hickman

/s/ GLENN J. CLARK	Assistant Vice President and Controller (principal accounting and financial officer)	February 26, 2008
Glenn J. Clark

/s/ GORDON S. FLOREY	Director	February 26, 2008
Gordon S. Florey

Director
Herbert C. Kneller

/s/ KEVIN M. LAMONT	Director	February 26, 2008
Kevin M. Lamont

/s/ VIRGINIA D. MCGREGOR	Director	February 26, 2008
Virginia D. McGregor

/s/ FRANK H. MECHLER	Director	February 26, 2008
Frank H. Mechler

/s/ JAMES W. REID	Director	February 26, 2008
James W. Reid

Director
David Samuel